Exhibit 99.1
Beazer Homes Reports Second Quarter Fiscal 2011 Results — Revised
ATLANTA, May 10, 2011 — Beazer Homes USA, Inc. (the “Company”) today revised its previously announced results for the fiscal quarter ended March 31, 2011 in connection with the filing of its Form 10-Q for the period.
The revisions were related solely to accounting for the return of unvested shares of Company common stock. As previously disclosed, the Company had requested guidance from the Office of the Chief Accountant at the SEC prior to filing the Form 10-Q.
The change increased the benefit to other expense, net from $6.6 million to $6.8 million and eliminated stock compensation amortization expense of $0.9 million in selling, general and administrative expenses. The cumulative impact of the change, net of changes to income taxes, was a $0.8 million increase in net income or $.01 per share. No other changes were made to the previously provided financial information.
The following reflects the text of the Company’s second quarter fiscal 2011 release as revised.
Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the fiscal quarter ended March 31, 2011. While year-over-year comparisons were adversely impacted by what the Company believes was an unusual seasonal pattern during 2010 as consumers sought to take advantage of the First Time Homebuyers’ Tax Credit, the Company saw improved order levels over the second quarter of fiscal 2009, which is the most recent comparable period that was not impacted by the tax credit. Following are summary results for the quarter:
Quarter Ended March 31, 2011
•	Total new orders from continuing operations were: 1,194 homes, a 26.7% decrease from the prior year, but a 121.1% increase from the first quarter and a 9.0% increase from the second quarter of fiscal 2009.

•	Total home closings from continuing operations were: 573 homes, a 31.1% decrease from the prior year, but an 8.7% increase from the first quarter.

•	Revenue from continuing operations for the quarter was $127.5 million, compared to $192.5 million in the prior year and $110.3 million in the prior quarter.

•	Including impairments and abandonments, homebuilding gross profit margin from continuing operations was -2.1%, compared to 12.2% in the prior year and 10.1% in the prior quarter.
•	Excluding impairments and abandonments, homebuilding gross profit margin from continuing operations was 12.3%, compared to 17.4% in the prior year, which had a higher revenue base and a significant non-recurring warranty recovery, and 10.7% in the prior quarter.

•	Excluding interest included in cost of sales as well as impairments and abandonments, homebuilding gross profit margin from continuing operations was 19.0%, compared to 22.6% in the prior year and 17.0% in the prior quarter.

•	The Company recorded a loss from continuing operations of $54.0 million, or a loss of $.73 per share, including $17.9 million of non-cash pre-tax charges for inventory impairments. For the prior year, the Company reported net income from continuing operations of $6.2 million, or $0.10 per diluted share, which included non-cash pre-tax charges of $10.0 million for inventory impairments and $8.8 million for the impairment of our investment in an unconsolidated joint venture, offset by a $52.9 million pre-tax gain related to the partial exchange of our junior subordinated notes.

•	Net loss, including $0.3 million of net income from discontinued operations, was $53.7 million for the quarter. For the prior year, the net income of $5.3 million included a net loss from discontinued operations of $0.9 million.
As of March 31, 2011
•	Total cash and cash equivalents: $453.2 million, including restricted cash of $71.0 million. The restricted cash included $38.4 million primarily related to the Company’s outstanding Letters of Credit, and $32.6 million related to the Company’s Cash Secured Term Loan.

•	Stockholders’ equity: $295.9 million not including $57.5 million of mandatory convertible subordinated notes, which automatically convert to common stock at maturity in 2013.

•	Realizable net deferred tax assets after our Section 382 limitation are estimated between $308 million and $430 million.

•	Total Backlog: 1,416 homes with a sales value of $339.6 million compared to 1,781 homes with a sales value of $394.5 million as of March 31, 2010.
“As expected, year-over-year comparisons were unfavorably impacted this quarter by the First Time Homebuyers’ Tax Credit which pulled forward sales volumes into the second quarter of 2010,” said Ian McCarthy, President and Chief Executive Officer of Beazer Homes. “However, we did see seasonal improvement with orders and gross margins up over the first quarter of fiscal 2011. We are hopeful that the latest improvements in employment will help lift consumer confidence in the coming quarters, which is necessary for any significant recovery in housing to occur.”
     “Throughout the downturn in the market, we have remained and will continue to be disciplined in our operations,” said McCarthy. “We’ve recently implemented significant overhead cost saving measures as we continue to enhance our operational execution with the goal of accelerating our return to profitability.”
Results for the Quarter Ended March 31, 2011
Net new home orders decreased 26.7% compared to the same period of the prior year due to the absence of incentives similar to the First Time Homebuyers’ Tax Credit that pulled sales into the first half of fiscal 2010. The reduction in net new home orders from continuing operations was driven by a 24.8% decrease in gross new orders and an increase in the cancellation rate to 19.9% as compared to 17.8% a year ago. Net new home orders increased 121.1% over the first quarter of fiscal 2011 and 9.0% over the second quarter of fiscal 2009, both periods which did not include the impact of any special government incentive such as the tax credit.
The number of homes closed decreased 31.1% and homebuilding revenues from continuing operations decreased 35.7% as compared to the second quarter of fiscal 2010. The reduction in closings compared to the prior year resulted from a lower backlog of homes at the beginning of the quarter, 793 homes at December 31, 2010 compared to 946 homes at December 31, 2009, as well as the reduction in new orders during the quarter.

The Company’s homebuilding gross profit margin, excluding impairments and abandonments, was 12.3% in the quarter, down year over year from 17.4% during the second quarter of fiscal 2010, but up sequentially over the first quarter of fiscal 2011 when homebuilding gross profit margins were 10.7%. The reduction in homebuilding gross profit margins from fiscal 2010 was primarily attributable to the impact of reduced revenues on the Company’s fixed indirect construction costs and interest expense as well as by a non-recurring warranty recovery of $4.4 million in the prior year. Excluding interest included in cost of sales, the Company’s homebuilding gross profit margin was 19.0% in the second quarter, compared to 22.6% in the prior year and 17.0% in the prior quarter.
The Company’s ASP increased to $215,700 for the quarter ended March 31, 2011 from $208,700 in the prior quarter. The ASP for the second quarter of 2010 was $230,800. These fluctuations in ASP were primarily driven by differences in the mix of homes closed and the opening of new communities with slightly lower average sales prices.
The Company recorded non-cash pre-tax charges for inventory impairments and lot option abandonments of $17.9 million for the quarter compared to similar charges of $10.0 million in the prior year. The impairments were primarily related to further deterioration in the Las Vegas, Nevada market, characterized by further reductions in new home prices and higher levels of foreclosure inventory. During the quarter, we also recorded a $4.0 million charge in connection with our unconsolidated joint venture in Las Vegas. This charge is recorded in selling, general and administrative expenses.
The Company controlled 30,918 lots at March 31, 2011 (80% owned and 20% controlled under options) an increase of 6.6% from the level at September 30, 2010. During the quarter the Company spent $61.1 million on land and land development, compared to $43.3 million in the prior year and $62.6 million in the prior quarter. Year-to-date, our spending on land and land development has totaled $123.7 million, compared to $73.7 million in the comparable period last year.
As previously disclosed in a Form 8-K dated March 3, 2011, the Company’s Chief Executive Officer reached a resolution with the Securities and Exchange Commission of its claim under Section 304 of the Sarbanes-Oxley Act related to our restatement of the Company’s fiscal 2002-2006 financial statements and the first two quarters of 2007. The SEC did not allege that Mr. McCarthy engaged in any misconduct or that he otherwise violated the federal securities laws. Under the terms of the settlement, the Company will receive approximately $6.5 million in cash plus certain vested and unvested shares of Beazer stock from Mr. McCarthy. During the quarter ended March 31, 2011, the Company recognized a benefit of approximately $6.8 million related to the settlement, which was reflected in other expense.
Cost Alignment Efforts
Throughout the homebuilding recession the Company has remained disciplined in its approach to the business, reducing direct construction costs and overhead expenses and controlling its land acquisition and development spending. Consistent with these practices, subsequent to the end of the second quarter of fiscal 2011, the Company identified ways to further streamline its operations and reduce its overhead and administrative expenses. These efforts resulted in the elimination of approximately 130 full time positions. The cost reductions are expected to save the Company in excess of $20 million annually and are expected to result in charges of approximately $3 million related to severance and lease abandonment in the Company’s third quarter ending June 30, 2011.
Pre-Owned Homes Division
In recognition of a market opportunity presented by difficult conditions in certain of the Company’s markets, during the quarter ended March 31, 2011, the Company launched its Pre-Owned Homes Division beginning in the Phoenix market. This division is charged with acquiring, improving and renting out recently built, previously owned homes within select communities in markets in which the Company currently operates. By augmenting the sale of newly constructed homes with rental options of previously owned homes, Beazer expects to appeal to a broader range of consumers. Because the primary source of Pre-Owned Homes will be distressed sales, typically foreclosures or short sales, Beazer anticipates acquiring homes at a discount to their replacement cost. The new Division leverages Beazer’s strengths as a homebuilder with knowledge of its markets, and offers an attractive investment proposition for a portion of the Company’s cash reserve. Local third party property managers will handle the day-to-day operations and the marketing of the rentals.
Conference Call
The Company held a conference call on May 3, 2011, at 10:00 am EDT to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. In addition, the conference call was available by telephone at 877-601-3546 (for international callers, dial 212-547-0388). A replay of the conference call remains available, until 10:00 PM ET on May 10, 2011, at 800-284-7031 (for international callers, dial 203-369-3222) with pass code “3740.”
Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company’s industry-leading eSMART high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”
Forward Looking Statements
This presentation contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation; (iv) the effect of changes in lending guidelines and regulations and the uncertain availability of mortgage financing; (v) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (vi) continued or increased downturn in the homebuilding industry; (vii) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiii) the performance of our joint ventures and our joint venture partners; (xiv) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xv) the cost and availability of insurance and surety bonds; (xvi) delays in land development or home construction resulting from adverse weather conditions; (xvii) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xviii) potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corp.; (xix) estimates related to the potential recoverability of our deferred tax assets; (xx) effects of changes in accounting policies, standards, guidelines or principles; or (xxi) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Carey Phelps
Director, Investor Relations & Corporate Communications
770-829-3700
investor.relations@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Total revenue	$127,503	$192,455	$237,802	$405,528
Home construction and land sales expenses	110,891	157,591	209,116	343,735
Inventory impairments and option contract abandonments	17,853	9,986	18,539	18,536

Gross (loss) profit	(1,241)	24,878	10,147	43,257
Selling, general and administrative expenses	41,663	43,875	79,461	88,741
Depreciation and amortization	2,075	2,681	3,988	5,957

Operating loss	(44,979)	(21,678)	(73,302)	(51,441)
Equity in income (loss) of unconsolidated joint ventures	71	(8,779)	309	(8,809)
(Loss) gain on extinguishment of debt	(102)	52,946	(3,004)	52,946
Other expense, net	(11,465)	(18,033)	(29,531)	(37,559)

Loss from continuing operations before income taxes	(56,475)	4,456	(105,528)	(44,863)
Benefit from income taxes	(2,426)	(1,699)	(3,019)	(95,525)

(Loss) income from continuing operations	(54,049)	6,155	(102,509)	50,662
Income (loss) from discontinued operations, net of tax	294	(857)	(54)	2,635

Net (loss) income	$(53,755)	$5,298	$(102,563)	$53,297

Weighted average number of shares:
Basic	73,930	58,314	73,904	48,463
Diluted	73,930	69,147	73,904	56,933
(Loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.73)	$0.11	$(1.39)	$1.05
Basic earnings (loss) per share from discontinued operations	$—	$(0.02)	$—	$0.05
Basic (loss) earnings per share	$(0.73)	$0.09	$(1.39)	$1.10

Diluted (loss) earnings per share from continuing operations	$(0.73)	$0.10	$(1.39)	$0.94
Diluted earnings (loss) per share from discontinued operations	$—	$(0.01)	$—	$0.05
Diluted (loss) earnings per share	$(0.73)	$0.09	$(1.39)	$0.99
Interest Data:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Capitalized interest in inventory, beginning of period	$43,433	$38,970	$36,884	$38,338
Interest incurred	32,937	32,236	65,303	65,416
Capitalized interest impaired	(1,409)	(464)	(1,409)	(1,096)
Interest expense not qualified for capitalization and included as other expense	(19,058)	(19,565)	(37,981)	(40,097)
Capitalized interest amortized to house construction and land sales expenses	(8,279)	(10,070)	(15,173)	(21,454)

Capitalized interest in inventory, end of period	$47,624	$41,107	$47,624	$41,107

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	March 31,	September 30,
	2011	2010
ASSETS
Cash and cash equivalents	$382,196	$537,121
Restricted cash	71,018	39,200
Accounts receivable (net of allowance of $3,550 and $3,567, respectively)	34,236	32,647
Income tax receivable	2,823	7,684
Inventory
Owned inventory	1,233,428	1,153,703
Land not owned under option agreements	35,458	49,958

Total inventory	1,268,886	1,203,661
Investments in unconsolidated joint ventures	9,305	8,721
Deferred tax assets, net	7,864	7,779
Property, plant and equipment, net	25,010	23,995
Other assets	52,020	42,094

Total assets	$1,853,358	$1,902,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$39,199	$53,418
Other liabilities	211,878	210,170
Obligations related to land not owned under option agreements	19,693	30,666
Total debt (net of discounts of $25,220 and $23,617, respectively)	1,286,696	1,211,547

Total liabilities	1,557,466	1,505,801

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 180,000,000 shares authorized,76,261,416 and 75,669,381 issued and outstanding, respectively)	76	76
Paid-in capital	619,966	618,612
Accumulated deficit	(324,150)	(221,587)

Total stockholders’ equity	295,892	397,101

Total liabilities and stockholders’ equity	$1,853,358	$1,902,902

Inventory Breakdown
Homes under construction	$246,964	$210,104
Development projects in progress	478,303	444,062
Land held for future development	376,949	382,889
Land held for sale	37,496	36,259
Capitalized interest	47,624	36,884
Pre-owned homes and deposits	372	—
Model homes	45,720	43,505
Land not owned under option agreements	35,458	49,958

Total inventory	$1,268,886	$1,203,661

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS

	Quarter Ended		Six Months Ended
	March 31,		March 31,
SELECTED OPERATING DATA	2011	2010	2011	2010
Closings:
West region	181	369	397	765
East region	219	308	421	651
Southeast region	173	155	282	351

Continuing Operations	573	832	1,100	1,767
Discontinued Operations	10	20	32	46

Total closings	583	852	1,132	1,813

New orders, net of cancellations:
West region	417	646	591	999
East region	480	624	737	852
Southeast region	297	359	406	488

Continuing Operations	1,194	1,629	1,734	2,339
Discontinued Operations	5	44	18	62

Total new orders	1,199	1,673	1,752	2,401

Backlog units at end of period:
West region	463	665	463	665
East region	682	733	682	733
Southeast region	269	345	269	345

Continuing Operations	1,414	1,743	1,414	1,743
Discontinued Operations	2	38	2	38

Total backlog units	1,416	1,781	1,416	1,781

Dollar value of backlog at end of period (in millions)	$339.6	$394.5	$339.6	$394.5

Revenue (in thousands):
West region	$36,791	$80,770	$76,339	$166,563
East region	58,418	80,165	108,632	168,968
Southeast region	32,294	31,520	52,831	69,997

Total revenue	$127,503	$192,455	$237,802	$405,528

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
SUPPLEMENTAL FINANCIAL DATA	2011	2010	2011	2010
Revenues
Homebuilding operations	$123,591	$192,066	$233,577	$400,659
Land sales and other	3,912	389	4,225	4,869

Total revenues	$127,503	$192,455	$237,802	$405,528

Gross profit
Homebuilding operations	$(2,606)	$23,412	$8,471	$41,021
Land sales and other	1,365	1,466	1,676	2,236

Total gross profit	$(1,241)	$24,878	$10,147	$43,257

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below:

	Quarter Ended				Six Months Ended
	March 31,				March 31,
	2011		2010		2011		2010
Homebuilding gross profit	$(2,606)	-2.1%	$23,412	12.2%	$8,471	3.6%	$41,021	10.2%
Inventory impairments and lot option abandonments (I&A)	17,853		9,986		18,539		18,536

Homebuilding Gross Profit before I&A	15,247	12.3%	33,398	17.4%	27,010	11.6%	59,557	14.9%
Interest amortized to cost of sales	8,279		10,070		15,173		21,454

Homebuilding gross profit before I&A and interest amortized to cost of sales	$23,526	19.0%	$43,468	22.6%	$42,183	18.1%	$81,011	20.2%